Exhibit 16.1

September 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Grayscale Chainlink Trust (LINK) under Item 11(i) of its Form S-1 dated September 5, 2025. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Grayscale Chainlink Trust (LINK) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp